Exhibit 10.1

Execution Version

$800,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 28, 2011

among

Allergan, Inc.,

as Borrower and Guarantor

The Eligible Subsidiaries

Referred to Herein,

as Borrowers

The Lenders Party Hereto

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Citibank, N.A.,

as Syndication Agent

and

Bank of America, N.A.,

as Documentation Agent

J.P. Morgan Securities LLC and

Citigroup Global Markets, Inc.,

as Joint Lead Arrangers and Joint Bookrunners

i

Commitment Schedule

Pricing Schedule

Exhibit A	–	Form of Note
Exhibit B	–	Form of Competitive Bid Quote Request
Exhibit C	–	Form of Invitation for Competitive Bid Quotes
Exhibit D	–	Form of Competitive Bid Quote
Exhibit E	–	Form of Election to Participate
Exhibit F	–	Form of Election to Terminate
Exhibit G	–	Form of Assignment and Assumption Agreement
Exhibit H	–	Mandatory Costs Rate
Exhibit I	–	U.S. Tax Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

AGREEMENT dated as of October 28, 2011 among ALLERGAN, INC., the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, CITIBANK, N.A., as Syndication Agent and BANK OF AMERICA, N.A., as Documentation Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders party hereto and the Agents are parties to an Amended and Restated Credit Agreement dated as of March 31, 2006 (as amended to the Effective Date (as defined below), the “Existing Agreement”); and

WHEREAS, the parties hereto wish to modify the Existing Agreement in a number of respects, as more fully set forth below;

NOW, THEREFORE, the parties hereto hereby agree that, on and as of the Effective Date, the Existing Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Additional Lender” has the meaning set forth in Section 2.19.

“Adjusted Cash” means an amount equal to 70% of the unrestricted cash and cash equivalents denominated in Dollars or in any currency which is readily exchangeable into Dollars and which is not, at such time, subject to any form of exchange control regulation and which are payable by either their terms at an address within the United States and by a United States resident or other person having an address within the United States, owned by Allergan Pharmaceuticals Holdings (Ireland) Limited (“APHIL”), a subsidiary of Allergan Holdings, Inc., a Delaware corporation, or by the Company, such amount not to exceed $200,000,000 in respect of cash and cash equivalents owned by APHIL and $200,000,000 in respect of cash and cash equivalents owned by the Company.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, duly completed by such Lender and submitted to the Administrative Agent (with a copy to the Company).

“Affiliate” means (i) any Person (other than the Company and its Subsidiaries) directly or indirectly controlling, controlled by, or under common control with the Company or (ii) any Person (other than the Company and its Subsidiaries) that owns or controls 20% or more of any class of equity securities of the Company or any of its Subsidiaries or Affiliates. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency 1” has the meaning set forth in Annex 1 to the Pricing Schedule.

“Agency 2” has the meaning set forth in Annex 1 to the Pricing Schedule.

“Agent” means the Administrative Agent, the Documentation Agent or the Syndication Agent.

“Aggregate Letter of Credit Exposure” means, at any time, the sum, without duplication, of (i) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time and (ii) the aggregate unpaid amount of all Letter of Credit Reimbursement Obligations at such time.

“Agreement” means the Existing Agreement as amended and restated by this Amended Agreement and as the same may be further amended from time to time after the date hereof.

“Alternative Currencies” means the Euro, Canadian dollars, Japanese yen, British pounds sterling and Australian dollars, provided that any other currency (except Dollars) shall also be an Alternative Currency if (i) the Company requests, by notice to the Administrative Agent, that such currency be included as an additional Alternative Currency for purposes of this Agreement, (ii) such currency is freely transferable and freely convertible into Dollars, (iii) deposits in such currency are customarily offered to banks in the London interbank market and (iv) each Lender either (x) approves the inclusion of such currency as an additional Alternative Currency for purposes hereof or (y) fails to notify the Administrative Agent that it objects to such inclusion within five Domestic Business Days after the Administrative Agent notifies it of the Company’s request for such inclusion.

“Alternative Currency-Denominated Loan” means a Loan that is made in an Alternative Currency in accordance with the applicable Notice of Borrowing.

“Alternative Currency Loan” means a Committed Loan that is an Alternative Currency-Denominated Loan.

“Amended Agreement” means this Amended and Restated Credit Agreement dated as of October 28, 2011.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 11.06(c).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.18(b)(iii).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of  1/2 of 1% plus the Federal Funds Rate for such day and (iii) the sum of 1% plus the London Interbank Offered Rate for a one-month Interest Period on such day (or if such day is not a Euro-Currency Business Day, the immediately preceding Euro-Currency Business Day).

“Base Rate Loan” means (i) a Committed Loan that is outstanding as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or an applicable Notice of Interest Rate Election or pursuant to Article 8 or the last sentence of Section 2.09(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing.

“Borrowing” has the meaning set forth in Section 1.03.

“Change in Law” means the occurrence of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the Effective Date regardless of the date enacted, adopted, issued or implemented.

“Commitment” means (i) with respect to any Lender listed on the Commitment Schedule attached hereto, the amount set forth opposite its name on such Commitment Schedule as its Commitment, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.19 or (iii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to such Assignee pursuant to Section 11.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.11, Section 2.19 or Section 11.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Committed Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Company” means Allergan, Inc., a Delaware corporation, and its successors.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate Loan” means a Dollar-Denominated Loan made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office, Euro-Currency Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Competitive Bid Lending Offices for (i) its Competitive Bid LIBOR Loans, (ii) its Competitive Bid Absolute Rate Loans and (iii) its Competitive Bid Loans in different currencies, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a Dollar-Denominated Loan or an Alternative Currency-Denominated Loan made by a Lender pursuant to a LIBOR Auction (including such a Loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

“Competitive Bid Quote” means an offer by a Lender to make a Competitive Bid Loan in accordance with Section 2.03.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) any other non-cash charges (not including accruals), and minus (b) without duplication and to the extent included in determining Consolidated Net Income for such period, any other non-cash income (not including accruals).

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its Consolidated Subsidiaries for such period.

“Consolidated Net Debt” means at any date, (i) the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date, minus (ii) Adjusted Cash at such date.

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Consolidated Subsidiaries, before extraordinary items of gain or loss, for such period.

“Consolidated Net Worth” means at any date the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of (a) the aggregate outstanding principal amount of its Loans plus (b) its Percentage of the Aggregate Letter of Credit Exposure at such time plus (c) its Percentage of the Swingline Exposure at such time.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vi) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Domestic Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.

“Departing Lender” means any Bank (as defined in the Existing Agreement) not listed in the Commitment Schedule.

“Documentation Agent” means Bank of America, N.A. in its capacity as documentation agent in connection with the credit facility provided under this Agreement.

“Dollar Amount” means:

(i) with respect to any Dollar-Denominated Loan at any time, the principal amount thereof then outstanding;

(ii) with respect to any Letter of Credit Liabilities denominated in Dollars, the face amount thereof at such time;

(iii) with respect to any Alternative Currency-Denominated Loan at any time during any Interest Period applicable thereto, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Administrative Agent’s spot buying rate for Dollars against such Alternative Currency as of approximately 11:00 A.M. (London time) two Euro-Currency Business Days before the first day of such Interest Period; and

(iv) with respect to any Letter of Credit Liabilities denominated in any Alternative Currency, the face amount thereof at the relevant Alternative Currency, converted into Dollars at the Administrative Agent’s spot buying rate for Dollars against such Alternative Currency as of approximately 11:00 A.M. (London time) on the Euro-Currency Business Day of such calculation.

If an Alternative Currency-Denominated Loan is not paid when due, the Dollar Amount thereof shall be recalculated as contemplated by clause (iii) above on the due date thereof and at three-month intervals thereafter until such Loan is paid in full.

“Dollar-Denominated Loan” means a Loan that is made in Dollars in accordance with the applicable Notice of Borrowing.

“Dollars” and the sign “$” mean lawful money of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Effective Date” means the date this Amended Agreement becomes effective in accordance with Section 3.01.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit E hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit F hereto.

“Eligible Subsidiary” means any wholly owned Consolidated Subsidiary as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Subsidiary and the Company in such number of copies as the Administrative Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders,

decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro” means the single currency of the Participating Member States.

“Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency-Denominated Borrowing or Alternative Currency-Denominated Loan for which funds are to be paid or made available in such Alternative Currency on such day, in which case such day shall not be a Euro-Currency Business Day unless commercial banks are open for domestic and international business (including dealings in deposits in such Alternative Currency) in both London and the place where such funds are to be paid or made available.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Euro-Currency Lending Office for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Euro-Currency Loan” means a Euro-Dollar Loan or an Alternative Currency Loan.

“Euro-Currency Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“Euro-Currency Reference Banks” means the principal London offices of Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, N.A.

“Euro-Currency Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Loan” means (i) a Committed Loan that is outstanding as a Euro-Dollar Loan in accordance with the applicable Notice of Committed Borrowing or an applicable Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.06) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 8.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 8.04(d) or (e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Agreement” has the meaning set forth in the recitals hereto.

“Facility Fee Rate” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means Euro-Currency Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

“Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans to the same Borrower which are Base Rate Loans at such time or (ii) all Euro-Currency Loans to the same Borrower which are in the same currency and have the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company in its capacity as guarantor of the obligations of the Eligible Subsidiaries pursuant to the provisions of Article 10.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Increased Commitments” has the meaning set forth in Section 2.19.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower or the Guarantor hereunder or under any Note and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interest Period” means: (1) with respect to each Euro-Currency Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter or such other period of time to be not less than two weeks nor more than two months thereafter, as the Company may elect in the applicable notice or, if each Lender agrees, nine or twelve months thereafter; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Currency Business Day for the relevant currency shall be extended to the next succeeding Euro-Currency Business Day for such currency unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day for such currency;

(b) any Interest Period which begins on the last Euro-Currency Business Day for the relevant currency in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day for the relevant currency in a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date (or, if the Termination Date is not a Euro-Currency Business Day for the relevant currency, the next succeeding Euro-Currency Business Day for such currency).

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending a minimum of one month thereafter, as the Company may elect in accordance with Section 2.03; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 15 days) as the Company may elect in accordance with Section 2.03; provided that:

(a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Issuing Lender” means JPMorgan Chase Bank, N.A. or any other Lender designated by the Company that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder.

“Lender” means each financial institution listed on the signature pages hereof, each Additional Lender or Assignee which becomes a Lender pursuant to Section 2.19 or Section 11.06(c), and their respective successors. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (i) the aggregate amount then owing by the Borrowers, in respect of amounts paid by the Issuing Lender upon a drawing under a Letter of Credit issued hereunder and (ii) the aggregate amount then available for drawing under all outstanding Letters of Credit.

“Letter of Credit Reimbursement Obligations” means, at any time, all obligations of the Borrower to reimburse the Issuing Lenders for amounts paid by the Issuing Lenders in respect of drawings under Letters of Credit, including any portion of any such obligations to which a Lender has become subrogated pursuant to Section 2.18(c).

“Letter of Credit Termination Date” means the fifth Domestic Business Day prior to the Termination Date.

“Leverage Ratio” means, at any date, the ratio of (i) Consolidated Net Debt at such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been or are required to have been delivered on or prior to such date pursuant to Section 5.01(a) or Section 5.01(b). Consolidated EBITDA for each four-quarter period will be adjusted on a pro-forma basis to reflect any material acquisition or disposition closed during such period as if such transaction had been closed on the first day of such period.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Currency Loan or a Competitive Bid Loan or a Swingline Loan and “Loans” means Base Rate Loans or Euro-Currency Loans or Competitive Bid Loans or Swingline Loans or any combination of the foregoing.

“Local Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Mandatory Costs Rate” means the percentage per annum calculated by the Administrative Agent in accordance with Exhibit H hereto.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

“Materially Adverse Effect” means any materially adverse change in the business, operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries taken as a whole.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Competitive Bid Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Interest Rate Election” means a notice by the Company electing a type of interest rate and/or the duration of an Interest Period as provided in Section 2.09(a) or 2.10.

“Notice of Issuance” has the meaning set forth in Section 2.18(b)(i).

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in any Loan, this Agreement or any Note).

“Overnight LIBO Rate” has the meaning set forth in Section 2.07(d).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 11.06(b).

“Participant Register” has the meaning set forth in Section 11.06(b).

“Participating Member States” means the members of the European Union from time to time which adopt a single, shared currency.

“Patriot Act” has the meaning set forth in Section 11.11.

“Payment Date” has the meaning set forth in Section 2.18(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination adjusted to give effect to any assignments thereafter. The Percentages are subject to adjustment for purposes of Section 2.18 and Section 2.22, as provided in Section 2.21.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.

“Quarterly Payment Date” means each March 15, June 15, September 15 and December 15.

“Register” has the meaning specified in Section 2.05(a).

“Reimbursement Date” has the meaning specified in Section 2.18(c)(i).

“Reimbursement Obligation” has the meaning specified in Section 2.18(c)(i).

“Related Parties” means, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time, exclusive of the Credit Exposures of Defaulting Lenders.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.22.

“Syndication Agent” means Citibank, N.A., in its capacity as syndication agent in connection with the credit facility provided under this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means October 28, 2016, or such later date to which the Termination Date may be extended pursuant to Section 2.20, or if any such date is not a Euro-Currency Business Day, the next succeeding Euro-Currency Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding Dollar Amount of the Loans (including Committed Loans, Swingline Loans and Competitive Bid Loans) determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, using the assumptions prescribed by United States Accounting Standards Codification Topic 715, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Wholly-Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans by one or more Lenders to be made to a single Borrower pursuant to Article 2 on a single date, all of which Loans (i) are made in the same currency, (ii) in the case of Loans denominated in Dollars, are of the same type (subject to Article 8) and (iii) except in the case of Base Rate Loans or Swingline Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the currency and/or pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Lender participants are determined on the basis of their bids in accordance therewith).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company or any Eligible Subsidiary pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such loan is made: (i) the sum of the aggregate Dollar Amount of Committed Loans by such Lender plus the Dollar Amount of its Letter of Credit Liabilities and Swingline Exposure shall not exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing of Dollar-Denominated Loans under this Section shall be in an aggregate principal amount of at least $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(c)). Each Borrowing in an Alternative Currency shall be in an aggregate Dollar Amount of at least $5,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(c)). Each Borrowing under this Section, in any currency, shall be made from the several Lenders ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrowers may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time prior to the Termination Date under this Section.

Section 2.02. Notice of Committed Borrowings. The Company shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 11:00 A.M. (New York City time) on (i) the date of each Base Rate Borrowing, (ii) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing and (iii) the fourth Euro-Currency Business Day before each Alternative Currency Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Currency Business Day for the relevant currency in the case of a Euro-Currency Borrowing;

(b) the currency and aggregate amount (in such currency) of such Borrowing;

(c) if such Borrowing is comprised of Dollar-Denominated Loans, whether such Loans are to be Base Rate Loans or Euro-Dollar Loans; and

(d) in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings.

(a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Company may, as set forth in this Section, request the Lenders to make offers to make Competitive Bid Loans to any of the Borrowers. The Lenders may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Company wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by electronic mail or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 11:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day immediately before the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Currency Business Day for the relevant currency in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction;

(ii) the proposed currency and the aggregate amount (in such currency) of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000 for each Borrowing of Dollar-Denominated Loans and at least $5,000,000 in Dollar Amount for each Borrowing in an Alternative Currency;

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(iv) if such Borrowing is comprised of Dollar-Denominated Loans, whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Company and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by electronic mail or facsimile transmission an Invitation for Competitive

Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Company to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may, but is not obligated to, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its office in New York City referred to in Section 11.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:45 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Company of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction, or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Article 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

(ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the currency and the principal amount (in the relevant currency) of the Competitive Bid Loan for which each such offer is being made, which principal Dollar Amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) for each Borrowing of Dollar-Denominated Loans, must be $5,000,000 or a larger multiple of $1,000,000 and for each Borrowing in an Alternative Currency, must be at least $5,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted, and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid

Loans for which offers being made by such quoting Lender may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Company of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York City time) on (x) the third Euro-Currency Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Company shall notify the Administrative Agent of the acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) the Dollar Amount of (A) each Competitive Bid Borrowing of Dollar-Denominated Loans must be $5,000,000 or a larger multiple of $1,000,000 and (B) each Competitive Bid Borrowing in an Alternative Currency must at least be $5,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, and

(iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000 or its equivalent in applicable Alternative Currency, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.

Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof (including the name of the Borrower) and of such Lender’s share (if any) of such Borrowing and, except as provided in Section 8.01, such Notice of Borrowing shall not thereafter be revocable by such Borrower.

(b) On the date of each Borrowing, each Lender participating therein shall:

(i) if such Borrowing is to be made in Dollars, make available its share of such Borrowing in Dollars, not later than 12:00 Noon (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its address in New York City referred to in Section 11.01; or

(ii) if such Borrowing is to be made in an Alternative Currency, make available its share of such Borrowing in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, not later than 12:00 Noon (Local Time) to the account of the Administrative Agent at its office most recently designated by it for such purpose for Loans of such Applicable Currency by notice to the Lenders.

Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the aforesaid address or place.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate (if such Borrowing is in Dollars) or the applicable London Interbank Offered Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d) Each Lender may, at its option, make any Loan available to any foreign Eligible Subsidiary by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option (i) shall not affect the obligation of such foreign Eligible Subsidiary to repay such Loan in accordance with the terms of this Agreement and (ii) shall not result in the Company being required to pay additional amounts pursuant to Section 8.03 or Section 8.04.

Section 2.05. Notes. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations hereunder.

(b) Each Borrower hereby agrees that, promptly upon the request of any Lender at any time, such Borrower shall deliver to such Lender a single Note, in substantially the form of Exhibit A hereto, duly executed by such Borrower and payable to such Lender (or its registered assigns) and representing the obligation of such Borrower to pay the unpaid principal amount of Loans made to such Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c) Each Lender shall record the date, currency, amount (in such currency), type and maturity of each Loan made by it to each Borrower and the date and amount of each payment of principal made by such Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Such Lender is hereby irrevocably authorized by each Borrower so to endorse any Note of such Borrower and to attach to and make a part of any Note a continuation of any such schedule as and when required.

Section 2.06. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination

Date (or, if the Termination Date is not a Euro-Currency Business Day for the relevant currency, the next preceding Euro-Currency Business Day for such currency).

(b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

(c) Each Swingline Loan shall mature, and the then unpaid principal amount thereof shall be due and payable, on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Domestic Business Days after such Swingline Loan is made; provided that on each date that a Borrowing (other than with respect to a Swingline Loan) is made, the Company shall repay all Swingline Loans then outstanding.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is converted to a different type of Loan, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a different type of Loan, on the date such principal amount is so converted.

(b) Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the applicable London Interbank Offered Rate applicable for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

The “London Interbank Offered Rate” with respect to any Euro-Currency Loan for any Interest Period, means, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Alternative Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, two Euro-Currency Business Days prior to (or, in the case of Loans denominated in British pounds sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” with respect to such Euro-Currency Loan for such Interest Period shall be the rate at which deposits in the relevant currency in an amount of $5,000,000 (or its equivalent) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Euro-Currency Business Days prior to (or, in the case of Loans denominated in British pounds sterling, on the day of) the commencement of such Interest Period.

(c) Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day (or such other rate per annum as the Company and the Swingline Lender may mutually agree from time to time).

(d) Any overdue principal of or interest on any Base Rate Loan or Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day. Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to, (i) from and including the date the payment thereof was due to but excluding the last day of the Interest Period then in effect (if any), the sum of 2% plus the Euro-Currency Margin for such day plus the London Interbank Offered Rate applicable to such Loan for such Interest Period and (ii) thereafter, the sum of 2% plus the Euro-Currency Margin for such day plus the quotient dividend (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than one month as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment due to each of the Euro-Currency Reference Banks are offered to such Euro-Currency Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day) (the “Overnight LIBO Rate”).

(e) Subject to Section 8.01(a), each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with (b) as if the related Competitive Bid LIBOR Borrowing were a Euro-Currency Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such

Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid (i) in the case of Dollar-Denominated Loans, at a rate per annum equal to the sum of 2% plus the Base Rate for such day and (ii) in the case of Euro-Currency Denominated Loans, at a rate per annum determined in accordance with subsection 2.07(d) as if such Loan were Euro-Currency Loans.

(f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) Each Euro-Currency Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Euro-Currency Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Currency Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.08. Fees. (a) The Company shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Commitments, a facility fee in Dollars calculated for each day at the Facility Fee Rate for such day on the aggregate amount of the Credit Exposures. Such facility fee shall accrue for each day from and including the Effective Date to but excluding the date the Credit Exposures are reduced to zero.

(b) The Company shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Currency Margin for such day and (ii) to each Issuing Lender for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate as may be mutually agreed between the Borrower and such Issuing Lender from time to time.

(c) Accrued fees under subsections 2.08(a) and 2.08(b) shall be payable quarterly in arrears on each Quarterly Payment Date, and on the date on which the

Commitments terminate in their entirety (and, if later, the date on which the Credit Exposures are reduced to zero).

Section 2.09. Method of Electing Types of Interest Rates and Interest Periods for Dollar-Denominated Loans. (a) The Dollar-Denominated Loans included in each Committed Borrowing shall bear interest initially at the type of interest rate specified by the Company in the applicable Notice of Committed Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion on any day other than the last day of the then current Interest Period applicable to such Euro-Dollar Loans.

Each such election shall be made by delivering a notice to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the Dollar Amount of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000. If no such notice is timely received prior to the end of an Interest Period, the Company shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans.

(b) Each Notice of Interest Rate Election delivered pursuant to subsection (a) above shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Company.

Section 2.10. Method of Electing Interest Periods for Alternative Currency Loans; Required Prepayments. (a) The initial Interest Period for each Alternative Currency Loan shall be specified by the Company in the applicable Notice of Committed Borrowing. The Company may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent, not later that 11:00 A.M. (New York City time) on the third Euro-Currency Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans (or portion thereof) to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). If no such Notice of Interest Rate Election is timely received by the Administrative Agent before the end of any applicable Interest Period, the Company shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

(b) Three Euro-Currency Business Days before both (i) the end of each Interest Period applicable to any Group of Loans denominated in an Alternative Currency and, (ii) each Quarterly Payment Date on which there are outstanding Letter of Credit Liabilities denominated in an Alternative Currency, the Administrative Agent shall recalculate the Dollar Amount of, in the case of clause (i), such Group of Loans and in the case of clause (ii), all Letter of Credit Liabilities denominated in an Alternative Currency, and shall notify the Company of such recalculated Dollar Amount. Within three Euro-Currency Business Days of receipt of such notice, the Borrowers shall prepay Loans ratably to the extent (if any) required so that, after giving effect to such recalculation of the Dollar Amount and such prepayment, (i) the aggregate Dollar Amount of all Loans and Letter of Credit Liabilities then outstanding to all Eligible Subsidiaries does not exceed $100,000,000 and (ii) the Total Outstanding Amount does not exceed the aggregate amount of the Commitments.

(c) If on or before the first day of any Interest Period applicable to any Group of Loans denominated in an Alternative Currency, there shall occur any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent make it impracticable for such Group of Loans to continue to be denominated in the relevant Alternative Currency, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, in which event the relevant Borrower shall repay such Group of Loans in full on the later of (i) the last day of the immediately preceding Interest Period or (ii) the third Euro-Currency Business Day after the Company receives such notice from the Administrative Agent. Such Group of Loans shall bear interest on and after the last day of such immediately preceding Interest Period at a rate per annum determined for each day as provided in Section 2.07(d) (except that if the repayment due date is determined pursuant to the foregoing clause (ii), the 2% per annum additional interest applicable to overdue amounts shall not apply prior to such due date).

Section 2.11. Termination or Reduction of Commitments. (a) The Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate Dollar Amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount; provided that for any such termination of Commitments being made in conjunction with another transaction, then such termination of Commitments may be conditional upon the closing of such other transaction.

(b) The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12. Optional Prepayments. (a) Any Borrower may:

(i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay its Group of Base Rate Loans (or any Competitive Bid Loans bearing interest at the Base Rate pursuant to Section 8.01(a)), in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000;

(ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, subject to Section 2.14, prepay any Group of Euro-Dollar Loans, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000; or

(iii) upon at least three Euro-Currency Business Days’ notice to the Administrative Agent, subject to Section 2.14, prepay any Group of

Alternative Currency Loans, in whole at any time, or from time to time in part; provided that the aggregate Dollar Amount of any partial prepayment is at least $5,000,000;

in each case, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.

(b) Except as provided in Section 8.02, no Borrower may prepay all or any portion of the principal amount of any Competitive Bid Loan (except a Competitive Bid Loan bearing interest at the Base Rate pursuant to Section 8.01(a)) prior to the maturity thereof without the consent of the Lender making such Loan.

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided that for any such repayment that is being made in connection with a termination of the Commitments, if such repayment is being made in conjunction with another transaction, then such prepayment may be conditional upon the closing of such other transaction.

Section 2.13. General Provisions as to Payments. (a) Each payment of principal of, and interest on, the Dollar-Denominated Loans and each payment of fees hereunder, shall be made in Dollars not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address in New York City referred to in Section 11.01.

(b) Each payment of principal of, and interest on, the Alternative Currency-Denominated Loans shall be made in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, not later than 12:00 Noon (Local Time), for the account of the Administrative Agent at its office most recently designated by it for such purpose for Loans of such Alternative Currency by notice to the Company and the Lenders.

(c) Promptly upon receiving any payment for the account of the Lenders, the Administrative Agent will distribute to each Lender, in the currency and type of funds received by the Administrative Agent, such Lender’s ratable share of such payment.

(d) Whenever any payment of principal of, or interest on, the Base Rate Loans, Swingline Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans or the Competitive Bid Loans shall be due on a day which is not a Euro-Currency Business Day for the relevant currency, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day for such currency, unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day for such currency. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(e) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due from any Borrower to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the Federal Funds Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one day deposits in the relevant currency are offered to the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).

(f) All payments made by any Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off.

Section 2.14. Funding Losses. If (i) a Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (pursuant to Section 2.12, Article 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d), (ii) a Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans (including a failure to borrow in an Alternative Currency due to the occurrence of any event described in Section 3.02(f)) after notice has been given to any Lender in accordance with Section 2.04(a), 2.09(c) or 2.12(c), or (iii) a Lender assigns its interest in any Fixed Rate Loan other than on the last date of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.20 or Section 8.06, such Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to such Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. Interest (i) on Loans denominated in British pounds sterling or (ii) Dollar-Denominated Loans based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any Note in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Euro-Currency Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that, on the Euro-Currency Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the relevant Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.04, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the relevant Borrower.

Section 2.17. Reserve Costs. (a) If and so long as a reserve requirement of the type described in the definition of “Euro-Currency Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require each Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans to such Borrower, additional interest on such Euro-Currency Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrowers and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after such Lender gives such notice and (y) shall notify each Borrower, at least five Euro-Currency Business Days before each date on which interest is payable on its Euro-Currency Loans, of the amount then due to such Lender under this Section.

(b) If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees in respect of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit H hereto.

(c) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Lenders, but excluding requirements referred to in subsections (a) and (b) above) in respect of any of such Lender’s Euro-Currency Loans, such Lender may require the relevant Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(d) Any additional interest owed pursuant to subsection (a), (b) or (c) above shall be determined by the relevant Lender, which determination shall be conclusive and binding for all purposes except in the case of manifest error, and notified to the relevant Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.18. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit denominated in Dollars or an Alternative Currency from time to time before the Letter of Credit Termination Date upon the request of any Borrower; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (ii) the aggregate Dollar Amount of the Letter of Credit Liabilities shall not exceed $100,000,000. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities to the extent of its Percentage.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Lender notice at least (x) three Domestic Business Days in case of Letters of Credit denominated in Dollars and (y) three Euro-Currency Business Days in case of Letters of Credit denominated in an Alternative Currency (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender.

(iii) Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis (an “Auto-Extension Letter of Credit”) and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date. Any Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date such Auto-Extension Letter of Credit was issued) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period specified in such Auto-Extension Letter of Credit. Unless otherwise provided in any such Auto-Extension Letter of Credit, the Borrower shall not be required to make a specific request for any such extension. Once an Auto-Extension Letter of Credit has been issued, each Lender shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Auto-Extension Letter of Credit at any time to an expiration date not later than the Letter of Credit Termination Date; provided that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) at least seven Domestic Business Days before the scheduled date for giving notice to the beneficiary that such Auto-Extension Letter of Credit will not be extended, the Issuing Bank has received notice from the Borrower that such Auto-Extension Letter of Credit should not be extended or from the Administrative Agent or the Borrower that one or more of the applicable conditions to the issuance of Letters of Credit provided herein is not then satisfied and directing the Issuing Bank not to permit such extension.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount and the currency to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit (a “Reimbursement Obligation”), without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due (x) in the case of a Letter of Credit denominated in Dollars, on the Payment Date, and (y) in the case of a Letter of Credit denominated in an Alternative Currency, on the third

Euro-Currency Business Day following the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 A.M. (New York City time) on any date, on (x) the next succeeding Domestic Business Day in the case of Letters of Credit denominated in Dollars and (y) the third succeeding Euro-Currency Business Day in the case of Letters of Credit denominated in an Alternative Currency) (the date so determined with respect to any Reimbursement Obligation, the “Reimbursement Date”); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to (x) the rate applicable to Base Rate Loans in case of Letters of Credit denominated in Dollars and (y) the sum of the Euro-Currency Margin plus the Overnight LIBO Rate in case of Letter of Credit denominated in an Alternative Currency plus, in the case of amounts in any currency not paid when due, 2.00%. All payments in respect of the principal amount of the Reimbursement Obligation of the Borrower with respect of any Letter of Credit and interest thereon shall be made in the same currency as the related Letter of Credit was denominated, and shall be made in the funds specified in Section 2.13 for payments in such currency.

(ii) If the Commitments remain in effect on the Reimbursement Date, unless the Borrower otherwise instructs the Administrative Agent by not less than (x) one Domestic Business Day’s prior notice in the case of Letters of Credit denominated in Dollars and, (y) three Euro-Currency Business Days’ prior notice in the case of Letters of Credit denominated in an Alternative Currency, the principal amount of the Reimbursement Obligation shall convert automatically on the Reimbursement Date to (x) Base Rate Loans in the case of Letters of Credit denominated in Dollars and (y) Alternative Currency Loans in the case of Letters of Credit denominated in an Alternative Currency. The initial Interest Period applicable to any such Alternative Currency Loan converted pursuant to this clause (ii) shall, subject to the provisions of the definition of Interest Period, commence on the Reimbursement Date and end one month thereafter. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on the Payment Date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, or an Alternative Currency Loan, as the case may be, on the Reimbursement Date in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent in accordance with Section 2.04 on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding (x) Domestic Business Day in case of Letters of Credit denominated in Dollars and (y) Euro-Currency Business Day in case of Letters of Credit denominated in an Alternative Currency) to the date of payment by such Lender of such amount at a rate of interest per annum equal to (x) the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the rate applicable to Base Rate Loans for each additional day in case of Letters of Credit denominated in Dollars and (y) the Overnight LIBO Rate for the first three Euro-Currency Business Days after the date of such demand and thereafter the sum of the Overnight LIBO Rate plus the Euro-Currency Margin, in the case of Letters of Credit denominated in an Alternative Currency. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.

(d) Obligations Absolute. The obligations of the Borrowers and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or

(viii) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder;

provided, that this Section 2.18(d) shall not limit the rights of the Borrower under Section 2.18(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrowers hereby indemnify and hold harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all liabilities, losses, damages, costs or expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, the reasonable allocated costs of in-house counsel), which may be incurred by it in connection with a Letter of Credit issued pursuant to this Section 2.18; provided that the Borrowers shall not be required to indemnify any Lender, or the Administrative Agent, for such Person’s own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(ii) None of the Lenders (including, subject to clause (y) below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), the Borrowers shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment to the beneficiary of such Letter of Credit upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrowers under any other provision of this Agreement. To the extent the Borrowers do not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Percentages.

Section 2.19. Increased Commitments, Additional Lenders. (a) From time to time the Company may, upon at least five Domestic Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Company may designate one or more of the existing Lenders or other financial institutions reasonably acceptable to the Administrative Agent and the Issuing Lender which at the time agree to (i) in the case of any such bank that is an existing Lender, increase its Commitment and (ii) in the case of any other such bank (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $5,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.19 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such increase;

(ii) immediately before and after such increase, no Default shall have occurred and be continuing; and

(iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.19 shall not exceed $500,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.19 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate organizational authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Company stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.19, (i) the respective Letter of Credit Liabilities and Swingline Exposures of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Currency Loans then outstanding, the Borrower shall prepay or repay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion.

Section 2.20. Extension Option. (a) The Termination Date may be extended on one or more occasions in the manner set forth in this Section for a period of one year from the Termination Date then in effect. If the Company wishes to request an extension of the Termination Date, the Company shall give written notice to that effect to the Administrative Agent not less than 45 days nor more than 90 days prior to each anniversary of the date hereof that occurs on or prior to the Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 20 days of such notice to the Administrative Agent. If any Lender shall not have responded affirmatively within such 20-day period, such Lender shall be deemed to have rejected the Company’s proposal to extend its Commitment and only the Commitments of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of (i) counterparts of an extension agreement in a form reasonably satisfactory to it (the “Extension Agreement”) duly completed and signed by the Company, the Administrative Agent and all of the Lenders which have responded affirmatively and (ii) a certificate of a duly authorized officer of the Company to the effect that, on and as of the effective date of such extension and after giving effect thereto, the representations and warranties of the Borrowers set forth in this Agreement are true in all material respects and no Default has occurred and is continuing. No extension of the Commitments pursuant to this Section 2.20 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by the Company and Lenders having more than 50% of the aggregate amount of the Commitments.

(b) If any Lender rejects, or is deemed to have rejected, the Company’s request to extend its Commitment, this Agreement shall terminate on the Termination Date then in effect with respect to such Lender, and the Borrowers shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date. On the date of termination of any Lender’s Commitment as contemplated by this subsection (b), the respective participations of the other Lenders in all outstanding Letters of Credit and Swingline Loans shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrowers shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit and Swingline Loans within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit and Swingline Loans shall be conditioned upon their having done so.

(c) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.20.

Section 2.21. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(a);

(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 11.05);

(c) if any Letter of Credit Liabilities or Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default shall have occurred and be continuing, all or any part of the Swingline Exposure and Letter of Credit Liabilities of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Committed Loans, Swingline Exposures and Letter of Credit Liabilities plus such Defaulting Lender’s Swingline Exposure and Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Domestic Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Liabilities are outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are cash collateralized;

(iv) to the extent that the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.08(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities are not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lender until and to the extent that such Letter of Credit Liabilities are reallocated, reduced, terminated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Defaulting Lender’s then outstanding Letter of Credit Liabilities and Swingline Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) in the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Committed Loans of the other Lenders as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Percentage.

Section 2.22. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company from time to time prior to the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Total Outstanding Amount exceeding the aggregate amount of the Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000. Swingline Loans shall only be made in Dollars.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon (New York City time) on the date of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Domestic Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a Letter of Credit as provided in Section 2.18(c), by remittance to the Issuing Bank) by 3:00 P.M. (New York City time) on the requested date of such Swingline Loan.

(c) Upon the making of each Swingline Loan, the Swingline Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Swingline Lender, an unfunded participation in such Swingline Loan to the extent of its Percentage. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 A.M. (New York City time) on any Domestic Business Day require the Lenders to fund their participations on such Domestic Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to fund participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan funded pursuant to this paragraph. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The funding of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Amended Agreement shall become effective on the date the Administrative Agent shall have received:

(a) counterparts of this Agreement signed by each of the parties listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, by the Administrative Agent shall have received, in form satisfactory to it, facsimile, telex or other written confirmation from such party that it has executed a counterpart hereof);

(b) an opinion of Matthew J. Maletta, Esq., Vice President, Associate General Counsel and Secretary of the Company in form and substance reasonably acceptable to the Administrative Agent;

(c) all documents the Administrative Agent may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes of the Company, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(d) payment by the Company of all fees and other amounts due and payable to the Departing Lenders; and

(e) payment by the Company of all fees and other amounts due and payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company under this Agreement.

On the Effective Date, the Existing Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing Agreement. The Administrative Agent shall promptly notify the Company and each Lender of the effectiveness of this Amended Agreement, and such notice shall be conclusive and binding on all parties hereto. Upon the Effective Date, automatically and without further action by any party hereto, (i) the Commitment of any Departing Lender shall be terminated, (ii) each Departing Lender will cease to be a Lender party to this Amended Agreement and (iii) all accrued interest, fees and other amounts payable under the Existing Agreement for the account of such Departing Lender shall be due and payable on the Effective Date. On the Effective Date, the participations of each Lender under the Existing Agreement in the Letters of Credit issued thereunder shall be redetermined based upon each Lender’s Percentage under this Agreement. The Lenders which are parties to the Existing Agreement, comprising the “Required Banks” as defined in the Existing Agreement hereby waive any requirement of prior notice of termination of the Commitments (as defined in the Existing Agreement) pursuant to Section 2.11 thereof and of prepayment of loans thereunder, to the extent necessary.

Section 3.02. Borrowings and Issuance of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit is subject to the satisfaction of the following conditions:

(a) the fact that the Effective Date shall have occurred on or prior to October 31, 2011;

(b) receipt by the Administrative Agent of (i) a Notice of Borrowing as required by Section 2.02 or 2.03, (ii) a Notice of Issuance as required by Section 2.18(b) or (iii) a request for a Swingline Loan as required by Section 2.22(a), as applicable;

(c) the fact that, immediately after such Borrowing, (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, (ii) the aggregate Dollar Amount of the Letter of Credit Liabilities shall not exceed $100,000,000, (iii) the aggregate principal amount of all outstanding Swingline Loans shall not exceed $50,000,000 and (iv) the aggregate Dollar Amount of all Loans and Letters of Credit then outstanding to all Eligible Subsidiaries shall not exceed $250,000,000;

(d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(e) the fact that the representations and warranties of the Borrowers contained in this Agreement (other than those made in Section 4.04(b)) shall be true in all material respects (except to the extent any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing; and

(f) in the case of an Alternative Currency-Denominated Borrowing, there shall not have occurred any change in national or international financial,

political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing or issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clauses (c), (d) and (e) of this Section.

Section 3.03. First Borrowing by Each Eligible Subsidiary. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by any Eligible Subsidiary or the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit upon the first request of any Eligible Subsidiary therefor (whichever shall first occur) is subject to the satisfaction of the following further conditions:

(a) receipt by the Administrative Agent, at least twelve Domestic Business Days (or any shorter period to which the Administrative Agent may in its discretion agree) prior to the date of such Borrowing or issuance, of an Election to Participate duly executed by such Eligible Subsidiary and the Company;

(b) receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the organizational authority for and the validity of its Election to Participate (if any), this Agreement and its Notes, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(c) receipt by each Lender, at least five Domestic Business Days prior to the date of such Borrowing or issuance, of all customary documentation and other customary information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) requested by such Lender at least eight Domestic Business Days prior to the date of such Borrowing or issuance, all in form and substance reasonably satisfactory to such Lender.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official under any provision of law or regulation applicable to the Company, and do not contravene, or constitute a default under, any provision of law or regulation applicable to the Company or of the restated certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and its Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2010 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by Ernst & Young LLP, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period.

(b) There has been no material adverse change since December 31, 2010 in the business, financial position, assets, liabilities or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Litigation. Except (as to clause (i) below) as disclosed in the Company’s Form 10-K Report to the SEC for the year ended December 31, 2010 or in any subsequently filed Form 10-K, 10-Q or 8-K Report, there is no action, suit, formal investigation or other proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any Governmental Authority (i) in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business or consolidated financial position of the Company and its Subsidiaries, taken as a whole, or (ii) which in any manner draws into question the validity of this Agreement or its Notes.

Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or would result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA in respect of any Plan other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Materially Adverse Effect.

Section 4.08. Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except taxes or assessments which are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Company, adequate.

Section 4.09. Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10. Full Disclosure. All Information (as defined below) heretofore furnished by the Company is, and all Information hereafter furnished by the Company will be, true and accurate in all material respects on the date as of which such Information is dated or certified (except for any projections included therein, which projections shall be based on assumptions which were reasonable at the time such projections were prepared) and not incomplete by omitting to state anything necessary to make such Information not misleading at such time except to the extent later Information could reasonably have been expected to supersede earlier Information. As used in this Section, the term “Information” means (i) the information set forth in the Company’s report on Form 10-K for its fiscal year ended December 31, 2010 and in all subsequent reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (excluding exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company shall have filed with the SEC and (ii) all other information furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, but only if such other information is (x) financial information, (y) furnished in writing to all the Lenders or to the Administrative Agent for distribution to all the Lenders or (z) furnished at a meeting to which all the Lenders were invited.

Section 4.11. Subsidiaries. Each of the Company’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to obtain such licenses, authorizations, consents and approvals would not, in the aggregate, have a Materially Adverse Effect.

Section 4.12. Good Title to Properties. The Company and its Subsidiaries have good and marketable title to their respective properties and assets (except properties and assets that, in the aggregate, are not material to the Company and its Subsidiaries taken as a whole), subject to no Liens of any kind, except such as would be permitted under Section 5.09.

Section 4.13. Trademarks, Patents, Etc. The Company and its Subsidiaries possess all trademarks, trade names, copyrights, patents and licenses, or rights in any thereof, which are adequate in all material respects for the conduct of their business (taken as a whole) as now conducted, without pending litigation regarding the rights or, to the knowledge of the Company, any claimed rights of others except for (i) those which could not reasonably be expected to have a Materially Adverse Effect and (ii) those disclosed in filings made with the SEC.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

Section 5.01. Information. The Company will deliver to each of the Lenders:

(a) promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any event within 105 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) promptly after the same is required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in the case of such earnings and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.08 and Section 5.09, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default under Sections 5.07 to 5.10, inclusive, existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e) within five days after the principal financial officer, principal accounting officer or treasurer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the SEC;

(h) if and when any member of the ERISA Group (i) gives or is reasonably expected to give notice to the PBGC of any “reportable event” (as defined in Section 4043(c) of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Section 4042 of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability (within the meanings of Sections 4203 and 4205 of ERISA) or notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvency (within the meaning of Section 4245 of ERISA) or has been terminated under Section 4041A of ERISA, a copy of such notice; (iii) receives notice from the PBGC under Section 4042 of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412(c) of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) ceases the operations at a facility resulting in withdrawal from any Plan under the circumstances described in Section 4062(e) of ERISA, notification of such withdrawal; or (viii) fails to make any required payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or would result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(i) promptly upon the principal financial officer, principal accounting officer or treasurer of the Company obtaining knowledge thereof, notice of any actual or proposed change in the rating of the Company’s outstanding senior unsecured long term debt securities by Agency 1 or Agency 2; and

(j) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm, at intralinks.com or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in clauses 5.01(a), 5.01(b), 5.01(f) or 5.01(g) to any Lender which requests such delivery.

Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause its Subsidiaries to pay and discharge, at or before maturity (or the expiration of any applicable grace period, as the case may be), all Material Debt and all other material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves (on a consolidated basis) for the accrual of any of the same.

Section 5.03. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that the Company and its Subsidiaries shall not be required to maintain any property or properties which are, in the reasonable opinion of the Company, not material to the business of the Company and its Consolidated Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries will maintain (i) physical damage insurance on all their real and personal properties (except properties that, in aggregate, are not material to the Company and its Subsidiaries taken as a whole) on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, and (ii) public liability insurance (including products/completed operations liability coverage) in an amount not less than that which is usually insured against by companies engaged in the same or a similar business in the same general area. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or such other insurers as the Required Lenders may approve in writing. The Company will deliver to the Lenders, upon request of any Lender through the Administrative Agent, from time to time full information as to the insurance carried.

Section 5.04. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and its

Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, its respective legal existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that the foregoing shall not prevent any Subsidiary (except an Eligible Subsidiary that has not paid in full all principal, interest and other amounts payable by it hereunder) from terminating its organizational existence or prevent the Company or any Subsidiary from discontinuing any business or any right, privilege or franchise, if all such terminations and discontinuances, in the aggregate, would not in the reasonable opinion of the Company have a Materially Adverse Effect.

Section 5.05. Compliance with Laws. The Company will comply, and cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA, environmental, the Patriot Act, U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Foreign Corrupt Practices Act and food and drug, and the rules and regulations under each of the foregoing) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) noncompliance therewith would not, in the aggregate, have a Materially Adverse Effect.

Section 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.07. Subsidiary Debt. The Company will not permit its Subsidiaries to incur or suffer to exist any Debt (excluding Debt under this Agreement and Debt owed to the Company or a Subsidiary) in excess of 35% of Consolidated Net Worth at any time in the aggregate for all Subsidiaries.

Section 5.08. Leverage Ratio. The Leverage Ratio will not at any time exceed 3:1.

Section 5.09. Negative Pledge. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on Effective Date securing Debt outstanding in an aggregate principal amount not exceeding $40,000,000;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for;

(h) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

(i) Liens arising out of statutory pledges or deposits under applicable law relating to worker’s compensation, unemployment insurance, social security or similar obligations;

(j) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of similar nature and which do not in any material way adversely affect or interfere with the use thereof in the business of the Company and its Subsidiaries;

(k) banker’s liens in the nature of rights of set-off arising in the ordinary course of business;

(l) Liens not otherwise permitted by the foregoing clauses of this Section, arising in the ordinary course of its business, which (i) do not secure

Debt, (ii) do not secure any obligation in an amount individually or in the aggregate exceeding $125,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth.

Section 5.10. Consolidations, Mergers and Sales of Assets. The Company will not consolidate or merge with or into any other Person; provided that the Company may merge with a Person if (A) the Company is the entity surviving such merger and (B) immediately after giving effect to any such merger, no Default shall have occurred and be continuing and all the representations and warranties of the Company contained in this Agreement shall be true. The Company will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person.

Section 5.11. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrowers for general corporate purposes, including the backstop of commercial paper. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

Section 5.12. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to the Company, or the affected Subsidiary, as those that would be obtained through an arm’s length negotiation with an unaffiliated third party.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay when due any principal of or interest on any Loan or Letter of Credit Reimbursement Obligation, any fees or any other amount payable hereunder, which failure, in the case of interest or fees or amounts other than principal of any Loan or Letter of Credit Reimbursement Obligation, continues for three Domestic Business Days;

(b) the Company shall fail to observe or perform any covenant contained in Sections 5.07 to 5.13, inclusive;

(c) any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to, or fail generally to, pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 which it shall have become liable to pay to the PBGC or a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Section 4041 of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Section 4042 of ERISA to terminate, to impose liability (other than for premiums under Section

4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $20,000,000;

(j) a judgment or order for the payment of money in excess of $75,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

(k) the Guarantee by the Company in Article 10 shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company, or any Person on behalf of the Company, shall deny or disaffirm its obligations under such Guarantee; or

(l) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 25% or more of the outstanding shares of common stock of the Company; or individuals who, as of the Effective Date, constitute the board of directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Company’s board of directors, provided that any person becoming a director after the Effective Date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Company) shall, for the purposes of this Agreement, be considered as though such person were an Incumbent Director;

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% in aggregate Dollar Amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the any Borrower, without any notice to the Company or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Collateral. If an Event of Default shall have occurred and be continuing and Lenders having more than 50% of the Aggregate Letter of Credit Exposure instruct the Administrative Agent to request cash collateral pursuant to this Section, the Borrower will, promptly after it receives such request from the Administrative Agent, pay to the Administrative Agent an amount in immediately available funds equal to the then aggregate amount available for subsequent drawings under all outstanding Letters of Credit, to be held by the Administrative Agent, under arrangements satisfactory to it, to secure the payment of all Letter of Credit Reimbursement Obligations arising from subsequent drawings under such Letters of Credit; provided that, if any Event of Default specified in clause (g) or (h) occurs with respect to the Borrower, the Borrower shall pay such amount to the Administrative Agent forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Administrative Agent hereunder.

Section 7.03. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of the Administrative Agent. The Administrative Agent, its affiliates and its directors, officers, agents or employees shall not be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent, its affiliates and its directors, officers, agents or employees shall not be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Credit Exposure, indemnify the Administrative Agent and each Issuing Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with (so long as no Event of Default shall have occurred and be continuing) the consent of the Company (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

Section 7.10. Other Agents. Neither the Documentation Agent nor the Syndication Agent, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Loans:

(a) the Administrative Agent is advised by the Euro-Currency Reference Banks that deposits in the applicable currency and amounts are not being offered to the Euro-Currency Reference Banks in the relevant market for such Interest Period, or

(b) in the case of Euro-Currency Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding such Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Currency Loans (in the affected currency) or to convert outstanding Loans into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Currency Loans shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. In the case of an Alternative Currency-Denominated Loan, such conversion shall be made at the Administrative Agent’s spot buying rate for Dollars against the relevant Alternative Currency as of approximately 11:00 A.M. (London time) on the date of such conversion. Unless the Company notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that the relevant Borrower elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing in the same Dollar Amount as the requested Borrowing and (ii) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall be made in Dollars in the same aggregate Dollar Amount as the requested Borrowing and bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02. Illegality. (a) If, on or after Effective Date, any Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans to any Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Currency Loans to such Borrower, or to convert outstanding Loans to such Borrower into Euro-Dollar Loans, shall be suspended. If such notice is given with respect to Euro-Dollar Loans, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Euro-Dollar Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Euro-Dollar Loan to such day. If such notice is given with respect to Alternative Currency Loans, the relevant Borrower shall prepay such Alternative Currency Loans either (i) on the last day of the then current Interest Period applicable to such Alternative Currency Loan if such Lender may lawfully continue to maintain and fund such Alternative Currency Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Alternative Currency Loan to such day.

(b) If by reason of the fact that an Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States, it is unlawful for any Lender (or its Applicable Lending Office) to make or maintain Loans to such Eligible Subsidiary and such Lender shall so notify the Administrative Agent, the

Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended. If such notice is given, each Loan of such Lender then outstanding to such Eligible Subsidiary shall be prepaid either (i) in the case of a Euro-Currency Loan, on the last day of the then current Interest Period applicable thereto if such Lender may lawfully continue to maintain such Loan to such day or (ii) immediately if clause (i) does not apply.

(c) If so requested by the Administrative Agent upon the instruction of the Company or the Required Lenders, and provided that it may lawfully do so, any Lender whose Alternative Currency Loans have been prepaid pursuant to Section 8.02(b) or whose Loans to an Eligible Subsidiary have been prepaid pursuant to Section 8.02(b) shall purchase participations in the related Loans of the other Lenders, and such other adjustments shall be made, including without limitation Loans to the Company in an equivalent Dollar Amount in the event that participations in such related Loans may not lawfully be purchased by such Lender, as may be required so that the credit exposure of the Lenders with respect to the Committed Loans is shared on a basis proportionate to the Commitments of the Lenders.

(d) Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) Effective Date, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, any Change in Law (i) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement included in an applicable Euro-Currency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office); (ii) shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition, cost or expense (other than Taxes) affecting its Fixed Rate Loans or Letters of Credit Liabilities, any of its Notes or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of

Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan (or, in the case of an adoption or change with respect to Taxes, any Loan) or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any of its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay, or cause the relevant Borrower to pay, to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that any Change in Law, on or after the Effective Date has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction, provided that no such demand by any Lender shall include any period commencing earlier than 90 days prior to the date of demand.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after Effective Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. No delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 8.03 shall constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 8.03 for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Company of the event or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event or circumstance giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) If at any time any Subsidiary that is organized in, or conducts business in, a jurisdiction outside the United States becomes an Eligible Subsidiary, all applicable laws, rules and regulations then in effect in such jurisdiction shall be deemed for purposes of Section 8.03(a) to have been adopted at such time and all applicable requests and directives theretofore made by any governmental authority, central bank or comparable agency in such jurisdiction shall be deemed for purposes of Section 8.03(a) to have been made at such time; provided that no Lender shall be obligated under Section 8.03(c) to give notice of any such law, rule, regulation, request or directive, or to designate a different Applicable Lending Office by reason thereof, until an officer of such Lender responsible for administering this Agreement shall have become aware of such law, rule, regulation, request or directive and the relevant consequences thereof.

Section 8.04. Taxes. (a) Any and all payments by or on account of any Borrower or the Guarantor to or for the account of any Lender or any Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, except as required by applicable law. If any withholding agent shall be required by law to deduct any Indemnified Taxes from or in respect of any such payment, (i) the sum payable by the Borrower or the Guarantor shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the withholding agent shall make such deductions, (iii) the withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower or Guarantor, the Borrower or the Guarantor shall furnish to the Administrative Agent, at its address in New York City referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes in respect of a sum payable to any Lender, the Administrative Agent shall promptly deliver such original or certified copy to such Lender.

(b) In addition, each Borrower and the Guarantor agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and the Guarantor agrees to indemnify each Lender and each Agent for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of such Lender or

Agent, as the case may be) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Lender or Agent (as the case may be) makes demand therefor.

(d) Each Lender that is not a U.S. Person, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) with whichever of the following is applicable:

(i) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner.

(e) Any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(f) If a payment made to a Lender hereunder or under any Note would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(i) If any Borrower or the Guarantor is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(j) Each Lender and Agent shall, at the request of the Company, the Guarantor or the Administrative Agent, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company or the Administrative agent (other than those described in Section 8.04(d), (e) or (f) if the making of such a filing would eliminate or reduce the amount of withholding Taxes with respect to payments made hereunder or under any Note and would not, in the sole judgement of such Lender or Agent, require such Lender or Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Lender or Agent.

(k) If any Borrower or the Guarantor makes any payment pursuant to Section 8.04(a) or (c) with respect to a Lender, such Lender shall, upon the reasonable request and at the reasonable expense of such Borrower or the Guarantor, use reasonable efforts to apply for a refund of tax (if such tax is not lawfully imposed) on account of such payment; provided that (A) such Lender shall have no obligation under this Section 8.04(k) if it determines, in its sole discretion, that claiming a refund would have adverse tax consequences to it and (B) such Lender shall not be under any obligation to claim a refund in respect of such payment in priority to any other claims, reliefs, credits or deductions available to it. If such Lender receives such a refund, such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, pay to the relevant Borrower or the Guarantor an amount equal to the amount so received (less any out-of-pocket expenses or taxes imposed on the receipt of such refund); provided that such Lender shall be required to pay to such Borrower or the Guarantor (i) only such amounts as such Lender determines, in its sole discretion and by using any reasonable method which the Lender deems appropriate, are attributable to such payment by such Borrower or the Guarantor, and (ii) only if no Event of Default exists at the time such Lender receives the relevant refund. Each Borrower and the Guarantor agrees to return, upon the request of a Lender, any payment made by such Lender under this Section 8.04(k) (plus penalties, interest and other charges imposed by a taxing authority) to such Lender if a taxing authority or such Lender determines that such Lender is required to repay such refund. Any calculation or determination made under this Section 8.04(k) by any Lender shall be conclusive and final.

(l) Nothing contained in Section 8.04 shall (i) entitle any Borrower or the Guarantor to any information determined by any Lender, in its sole discretion, to be confidential or proprietary information of such Lender, to any tax or financial information of any Lender or to inspect or review any books and records of any Lender, (ii) require any Lender to disclose or detail the basis of any calculation of the amount of any refund or the basis of any determination made under Section 8.04(k) to any Borrower or any other party, (iii) be construed to require any Lender to institute any administrative proceeding (other than the filing of a claim for any refund) or judicial proceeding to obtain any such refund, or (iv) interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit.

(m) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (m).

Section 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02(a) or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans and the Company shall, by at least five Euro-Currency Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be made as (or continued as converted into) Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Lenders), and

(b) after each of its Euro-Currency Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make any Loan has been suspended pursuant to Section 8.02, (ii) any Lender has demanded or the Borrowers are required to pay any compensation to a Lender, in each case under Section 8.03 or 8.04, (iii) any Lender has not signed an amendment or waiver that, pursuant to Section 11.05(a), requires such Lender’s signature and such amendment or waiver has been signed by the Required

Lenders, (iv) any Lender has rejected, or is deemed to have rejected, the Company’s request to extend the Commitments pursuant to Section 2.20 and such request has been accepted by Lenders having more than 50% of the aggregate amount of the Commitments or (v) any Lender has become a Defaulting Lender, the Company shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (“Substitute Lenders”) (which may be one or more of the Lenders) to purchase the Committed Loans and assume the Commitment of such Lender (the “Exiting Lender”). The Exiting Lender shall, upon reasonable notice and payment to it of the purchase price agreed between it and the Substitute Lender or Lenders (or, failing such agreement, a purchase price equal to the outstanding principal amount of its Committed Loans and interest accrued thereon to but excluding the date of payment), assign all of its rights and obligations under this Agreement and the Notes (including its Commitment but excluding its Competitive Bid Loans, if any, unless it otherwise agrees) to the Substitute Lender or Lenders, and the Substitute Lender or Lenders shall assume such rights and obligations, in accordance with Section 11.06(c). In connection with any such sale, the Company shall compensate the Exiting Lender for any funding losses as provided in Section 2.14 and pay to the Exiting Lender its facility fees accrued to but excluding the date of such sale.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed, by executing and delivering its Election to Participate, to have represented and warranted as of the date thereof that:

Section 9.01. Existence and Power. It is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is a Wholly-Owned Subsidiary of the Company.

Section 9.02. Organization and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary.

Section 9.04. Taxes. Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant to this Agreement or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or its Notes.

ARTICLE 10

GUARANTY

Section 10.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on all Loans and Letter of Credit Liabilities incurred by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by any Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner and currency specified in this Agreement.

Section 10.02. Guaranty Unconditional. The obligations of the Company under this Article 10 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any of its Notes or Letters of Credit, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement or any Note or Letter of Credit of such Eligible Subsidiary (except that the Company’s guarantee under this Article 10 shall apply to the obligations of such Eligible Subsidiary as modified, amended or supplemented thereby);

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any of its Notes or Letters of Credit;

(iv) any change in the organizational existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible

Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any of its Notes or Letters of Credit;

(v) the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, any Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any of its Notes or Letters of Credit, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any of its Loans or Letter of Credit Liabilities or any other amount payable by it under this Agreement; or

(vii) any other act or omission to act or delay of any kind by any Eligible Subsidiary, any Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations hereunder.

Section 10.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans or Letter of Credit Liabilities of the Eligible Subsidiaries and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or Letter of Credit Liability of any Eligible Subsidiary or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

Section 10.05. Subrogation. Upon making any payment with respect to the obligations of any Eligible Subsidiary hereunder, the Company shall be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against such Eligible Subsidiary so long as (i) any Lender has any Commitment hereunder (unless such Eligible Subsidiary is no longer an Eligible Subsidiary for purposes hereof) or (ii) any amount payable by such Eligible Subsidiary hereunder remains unpaid.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party:

(a) in the case of the Company, at its address or facsimile number set forth on the signature pages hereof;

(b) in the case of the Administrative Agent, (i) for any notice with respect to Base Rate Loans:

JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: John Ngo

john.ngo@jpmorgan.com

Telecopy: +1-713-427-6307

Telephone: +1-713- 750-2931

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: Vanessa Chiu

vanessa.chiu@jpmorgan.com|

Telecopy: +1-646-534-0574

Telephone: +1-212-622-6015

(ii) for any notice with respect to Euro-Dollar Loans or Alternative Currency Loans:

JPMorgan Chase Bank, N.A.

125 London Wall, 9th Floor

London EC2Y5AJ, United Kingdom

Attention: Steve Clarke

Tel: 011 44 207 777 3092

Fax: 011 44 207 777 2360

and (iii) for any other notices, at its address or telex or facsimile number in New York City set forth on the signature pages hereof;

(c) in the case of an Eligible Subsidiary, at its address set forth in its Election to Participate;

(d) in the case of any Lender, at its address or telex number set forth in its Administrative Questionnaire or in the case of any party, such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received;

(e) in case of the Issuing Lender, unless and until such other address or telex or facsimile number are specified:

JPMorgan Chase Bank, N.A.

c/o JPMorgan Treasury Services

Global Trade Services

10420 Highland Manor Drive

Tampa, FL 33610

Tel: 813 432 6339

Fax: 813 432 5161 or 5162

(f) in case of the Swingline Lender, unless and until such other address or telex or facsimile number are specified:

JPMorgan Chase Bank, N.A.

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: John Ngo

john.ngo@jpmorgan.com

Telecopy: +1-713-427-6307

Telephone: +1-713-750-2931

Section 11.02. No Waivers. No failure or delay by any Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by any Agent or any Lender, including fees and disbursements of counsel (including, without limitation, the allocated costs of in-house counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the Company shall not be required to pay the costs and expenses of more than one counsel for the Agents and the Lenders, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel for the Agents and/or the Lenders with a conflict), and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such local and foreign counsel in each jurisdiction).

(b) The Company agrees to indemnify each Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, the reasonable allocated costs of in-house counsel), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and (ii) the Company shall not be required to pay the costs and expenses of more than one counsel for the Indemnitees, absent a conflict of interest (or in the case of a conflict of interest, one additional counsel for the Indemnitees with a conflict), and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such local and foreign counsel in each jurisdiction).

(c) To the fullest extent permitted by applicable law, the Company shall not assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Letter of Credit or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

Section 11.04. Set-offs; Sharing. (a) If (i) an Event of Default has occurred and is continuing and (ii) Lenders holding more than 50% in aggregate Dollar Amount of the Loans have requested the Administrative Agent to declare the Loans to be immediately due and payable pursuant to Section 6.01, or the Loans have become immediately due and payable without notice as provided in Section 6.01, then each Lender and any of its affiliates are hereby authorized by each Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to any Borrower (any such notice being expressly waived by the Borrowers), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its affiliates to or for the account of such Borrower against any obligations of such Borrower to such Lender now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lender shall have made any demand for payment under this Agreement. Each Lender agrees promptly to notify such Borrower after any such set-off and application made by such Lender or its affiliates; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this subsection are in addition to any other rights and remedies which the Lenders may have.

(b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan or Letter of Credit Liability held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan or Letter of Credit Liability of the same Borrower held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities of the same Borrower held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities of the same Borrower held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall (i) impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the relevant Borrower other than its indebtedness under the Agreement or (ii) require the Swingline Lender to share any payments in respect of Swingline Loans except as provided in Section 2.22. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any of its Loans or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 11.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Issuing Lender, the Swingline Lender or any Agent are affected thereby, by the Administrative Agent). Notwithstanding the foregoing, no such amendment or waiver shall,

(i) unless signed by each affected Lender,

(A) increase the Commitment of any Lender or subject any Lender to any additional obligation,

(B) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder payable to any Lender,

(C) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for the termination of any Commitment, or (except as expressly provided in Section 2.18) the expiry date of any Letter of Credit; or

(ii) unless signed by all Lenders,

(A) release the Guarantor from any of its obligations under Article 10,

(B) waive any of the conditions to effectiveness set forth in Section 3.01,

(C) change the percentage of the Commitments or of the aggregate Dollar Amount of the Loans or Letter of Credit Liabilities, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, or

(D) amend or waive the provisions of this Section 11.05; or

(iii) unless signed by an Eligible Subsidiary, (A) subject such Eligible Subsidiary to any additional obligation, (B) increase the principal of or rate of interest on any outstanding Loan or Letter of Credit Liability of such Eligible Subsidiary, (C) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary or (D) change this Section 11.05(a)(iii).

(b) For the avoidance of doubt, the exercise by the Company of its option to increase the aggregate amount of the Commitments pursuant to Section 2.19 shall not require the consent of any Person except for the consent of the Administrative Agent, the SwingLine Lender, the Issuing Lender, any Additional Lender and each Lender whose Commitment is to be increased.

Section 11.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans and/or Letter of Credit Liabilities. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 11.05(a)(i) without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder or under any Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a

Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder or under any Note) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time assign to one or more banks or other institution (other than the Company or any Affiliate or Subsidiary of the Company) (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and its Notes (including all or a portion of its Commitment and the Loans at the time owing to it), subject to the written consent of the Company (it being understood and agreed that the Company shall be deemed to have consented if it has not responded to a request therefor within ten Domestic Business Days), the Administrative Agent, the Swingline Lender and the Issuing Lender, in each case not to be unreasonably withheld or delayed; provided that (i) in the case of an assignment (x) to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender or (y) at a time when an Event of Default has occurred and is continuing, no such consent of the Company shall be required, (ii) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent, the Issuing Lender and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Competitive Bid Loans and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit G hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. From and after the effective date specified in each Assumption Agreement, such Assignee shall be a party hereto and, to the extent of the interest assigned by such Assignment and

Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or to any affiliate of such transferor Lender. No such assignment shall release the transferor Lender from its obligations hereunder and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such transferor Lender in connection with such transferor Lender’s rights and obligations under this Agreement.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.06 with respect to any Participant.

(f) The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Section 11.07. Collateral. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 11.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York County or any appellate court thereof for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 11.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.10. Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11. Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and each Eligible Subsidiary that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and such Eligible Subsidiary and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and such Eligible Subsidiary in accordance with the Patriot Act.

Section 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the prior written consent of the Company, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis from a source other than the Company or (i) subject to a requirement to maintain confidentiality of the Information, to any rating agency or CUSIP Bureau when required by it in connection with this Agreement. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 11.13. No Fiduciary Duty. The Company agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.14. Survival. Each party’s rights and obligations under Articles 7, 8 and 11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any Note.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALLERGAN, INC.

By:	/s/ Jeffrey L. Edwards
	Name:	Jeffrey L. Edwards
	Title:	Executive Vice President, Finance and Business Development, Chief Financial Officer

2525 Dupont Drive Irvine, CA 92612 Attn: James M. Hindman Facsimile: (714) 246-4162

with a copy to: 2525 Dupont Drive Irvine, CA 92612 Attn: General Counsel Facsimile: (714) 246-6987

with a copy to: Latham & Watkins 355 South Grand Avenue Los Angeles, CA 90071 Attn: Glen B. Collyer, Esq. Facsimile: (213) 891-8763

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

383 Madison Avenue, 24th Floor
New York, NY 10179
Attn: Vanessa Chiu
Telephone: (212) 622-6015
Facsimile: (646) 534-0574

CITIBANK, N.A., individually and as Syndication Agent

By:	/s/ Avrum Spiegel
Name: Avrum Spiegel
Title: Vice President

BANK OF AMERICA, N.A., individually and as Documentation Agent

By:	/s/ Jill J. Hogan
Name: Jill J. Hogan
Title: Vice President

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Andrea S. Chen
Name: Andrea S. Chen
Title: Director

COMMITMENT SCHEDULE

LENDER	COMMITMENT

JPMorgan Chase Bank, N.A.	$175,000,000.00
Citibank, N.A.	$175,000,000.00
Bank of America, N.A.	$175,000,000.00
Goldman Sachs Bank USA	$100,000,000.00
Morgan Stanley Bank, N.A.	$100,000,000.00
Wells Fargo Bank, National Association	$75,000,000.00

TOTAL	$800,000,000.00

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Base Rate Margin” and “Euro-Currency Margin” means, for any date, the rate set forth below in the row opposite such term and in the column corresponding to the “Status” that exists on such date:

Status	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate	0.050%	0.060%	0.070%	0.100%	0.150%	0.200%
Base Rate Margin	0.000%	0.000%	0.000%	0.000%	0.000%	0.175%
Euro-Currency Margin	0.450%	0.565%	0.680%	0.900%	0.975%	1.175%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Status” exists at any date if, at such date, the Borrower’s Credit Rating is AA- or higher by Agency 1 or Aa3 or higher by Agency 2.

“Level II Status” exists at any date if, at such date, (i) the Borrower’s Credit Rating is A+ or higher by Agency 1 or A1 or higher by Agency 2 and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i) the Borrower’s Credit Rating is A or higher by Agency 1 or A2 or higher by Agency 2 and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Borrower’s Credit Rating is A- or higher by Agency 1 or A3 or higher by Agency 2 and (ii) none of Level I Status, Level II Status and Level III Status exists.

“Level V Status” exists at any date if, at such date, (i) the Borrower’s Credit Rating is BBB+ or higher by Agency 1 or Baa1 or higher by Agency 2 and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status exists at any date.

The Credit Ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from Agency 1 and Agency 2, the rating to be used to determine which Status applies is the higher of the two; provided that if the split is more than one full category, one rating below the higher rating shall be used (e.g. A+/A3 results in Level III Status and A+/Baa1 in Level III Status).

ANNEX 1 to Pricing Schedule

For purposes of the Pricing Schedule:

“Agency 1” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Agency 2” means Moody’s Investors Service, Inc.

EXHIBIT A

NOTE

New York, New York

, 201

For value received, Allergan, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates and in the currency provided for in the Credit Agreement. All such payments of principal and interest shall be made (i) if in Dollars, in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York or (ii) if in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such Alternative Currency at the place specified for payment thereof pursuant to the Credit Agreement.

All Loans made by the Lender, the respective types and maturities thereof, all repayments of the principal thereof and, in the case of Euro-Currency Loans in an Alternative Currency, the currency thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of October 28, 2011 among Allergan, Inc., the Eligible Subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be further amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[The payment in full of the principal and interest on this Note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by Allergan, Inc.]1

ALLERGAN, INC.

By:
Name:
Title:

1 Include in Notes of Eligible Subsidiaries only.

Note (cont’d)

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type or Currency of Loan	Amount of Principal Repaid	Amount of Loan	Maturity Date	Notation Made by

EXHIBIT B

Form of Competitive Bid Quote Request

[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	Allergan, Inc.

Re:	Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October 28, 2011 among Allergan, Inc., the Eligible Subsidiaries referred to therein, the Lenders party thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.03(b) of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount and Currency[1]	Interest Period[2]

$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate].

Terms used herein have the meanings assigned to them in the Credit Agreement.

ALLERGAN, INC.

By:
Name:
Title:

1 Amount must be $5,000,000 or a larger multiple of $1,000,000 for each Borrowing of Dollar-Determined Loans and at least $5,000,000 in Dollar Amount for each Borrowing in an Alternative Currency.

2 Not less than one month (LIBOR Auction) or not less than 15 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

Form of Invitation for Competitive Bid Quotes

To:	[Name of Lender]

Re:	Invitation for Competitive Bid Quotes to Allergan, Inc. (the “Borrower”)

Pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of October 28, 2011 among Allergan, Inc., the Eligible Subsidiaries referred to therein, the Lenders parties thereto and the undersigned, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Date of Borrowing:

Principal Amount and Currency	Interest Period

$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate for Competitive Bid LIBOR Loan is the London Interbank Offered Rate].

Please respond to this invitation by no later than [2:00 P.M.] [9:45 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT D

Form of Competitive Bid Quote

JPMORGAN CHASE BANK, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

Attention:

Re:	Competitive Bid Quote to

Allergan, Inc. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                     , 201    , we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Date of Borrowing:[1]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, in the following currency, for the following Interest Periods and at the following rates:

1 As specified in the related Invitation.

Principal Amount and Currency[2]	Interest Period[3]	Competitive Bid [Margin4]	[Absolute Rate5]

[Provided that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $ .]

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Credit Agreement dated as of October 28, 2011 among Allergan, Inc., the Eligible Subsidiaries referred to therein, the Lenders and yourselves, as Administrative Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

[NAME OF LENDER]

Dated:

By:
Authorized Officer

2 Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend. Bids for Dollar-Denominated Loans must be made for $5,000,000 or a larger multiple of $1,000,000 and at least $5,000,000 for Alternative Currency-Denominated Loans.

3 Not less than one month or not less than 15 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

4 Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

5 Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

2

EXHIBIT E

ELECTION TO PARTICIPATE

            , 201

JPMORGAN CHASE BANK, N.A., as Administrative Agent for

the Lenders party to the Amended and Restated Credit

Agreement dated as of October 28, 2011

among Allergan, Inc., the Eligible

Subsidiaries referred to therein,

such Lenders and such Administrative Agent (the

“Credit Agreement”)

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction of incorporation] corporation, hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct in all material respects as to the undersigned as of the date hereof, and the undersigned agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.08 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 8.04]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

The undersigned confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

ALLERGAN, INC.

By:
Name:
Title:

Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT F

ELECTION TO TERMINATE

            , 201

JPMORGAN CHASE BANK, N.A., as Administrative Agent for

the Lenders party to the Amended and Restated Credit

Agreement dated as of

October 28, 2011 among Allergan, Inc.,

the Eligible Subsidiaries

referred to therein, such Lenders

and such Administrative Agent (the “Credit

Agreement”)

Dear Sirs:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction of incorporation] corporation, elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned represents and warrants that all principal and interest on all Notes of the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any of its Notes heretofore incurred.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

The undersigned confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

ALLERGAN, INC.

By:
Name:
Title:

Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 201     among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), ALLERGAN, INC., a Delaware corporation (the “Company”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Amended and Restated Credit Agreement dated as of October 28, 2011 among the Company, the Eligible Subsidiaries party thereto, the Assignor and the other lenders party thereto, as Lenders, and the Administrative Agent (the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate Dollar Amount at any time outstanding not to exceed $        ;

WHEREAS, Committed Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate Dollar Amount of $         are outstanding at the date hereof;

WHEREAS, Letters of Credit with a total amount available for drawing thereunder of $         are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $         (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans and a corresponding portion of its share of the Aggregate Letter of Credit Exposure, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the corresponding potion of each of its outstanding Committed Loans and the corresponding portion of its share of each component of the Aggregate Letter of Credit Exposure. Upon the execution and delivery hereof by the Assignor and the Assignee [and the execution of the consent attached hereto by the Company and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof, in Dollars (in Federal funds) and the relevant Alternative Currencies, the amounts heretofore agreed between them.1 It is understood that facility fees and letter of commitment fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consent of [the Company, ]** the Administrative Agent and the Issuing Lender. This Agreement is conditioned upon the consent of [the Company,]** the Administrative Agent and the Issuing Lender pursuant to Section 11.06(c) of the Credit Agreement.

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of any Borrower,

    1 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

    ** Delete if consent of the Company is not required.

    ** Delete if consent of the Company is not required.

2

or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or its Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

SECTION 6. Administrative Questionnaire. The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

The undersigned consent to the foregoing assignment.

ALLERGAN, INC.

By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Issuing Lender

By:
Title:

4

EXHIBIT H

MANDATORY COSTS RATE

1.	Definitions

In this Exhibit:

“Act” means the Bank of England Act of 1998.

The terms “Eligible Liabilities” and “Special Deposits” have the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

“Fee Base” has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

“Fees Regulations” means, as appropriate, either:

(a) the Banking Supervision (Fees) Regulations 1998; or

(b) such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to March 31, 1999.

“FSA” means the Financial Services Authority.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

2.	Calculation of the Mandatory Costs Rate

The Mandatory Costs Rate is an addition to the interest rate on each Euro-Currency Loan or any other sum on which interest is to be calculated to compensate the Lenders for the cost attributable to each Euro-Currency Loan or such sum resulting from the imposition from time to time under or pursuant to the Act and/or by the Bank of England and/or the FSA (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the relevant Euro-Currency Loan or such sum.

The “Mandatory Costs Rate” will be the rate determined by the Administrative Agent to be equal to the arithmetic mean (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates notified by each of the Euro-Currency Reference Banks to the Administrative Agent as the rate resulting from the application of the following formula:

For British pounds sterling:

XL + S(L-D) + F x 0.01

100 - (X + S)

For other Alternate Currencies:

F x 0.01

300

where on the day of application of the formula:

X	is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Euro-Currency Reference Bank is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

L	is the rate of interest (exclusive of Euro-Currency Margin and Mandatory Costs Rate) payable on that day on the related Euro-Currency Loan or unpaid sum pursuant to this Agreement;

F	is the rate of periodical charge payable by such Euro-Currency Reference Bank to the FSA pursuant to the Fees Regulations and expressed in pounds per £1 million of the Fee Base of such Euro-Currency Reference Bank;

S	is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Euro-Currency Reference Bank is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

D	is the percentage rate per annum payable by the Bank of England to such Euro-Currency Reference Bank on Special Deposits.

(X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

2

If any Euro-Currency Reference Bank fails to notify any such rate to the Administrative Agent, the Mandatory Costs Rate shall be determined on the basis of the rate(s) notified to the Administrative Agent by the remaining Euro-Currency Reference Bank(s).

The Mandatory Costs Rate attributable to a Euro-Currency Loan or other sum for any period shall be calculated at or about 11:00 A.M. (London time) on the first day of such period for the duration of such period.

The determination of Mandatory Costs Rate by the Administrative Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3.	Change of Requirements

If there is any change in circumstance (including the imposition of alternative or additional requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent (following consultation with the Borrower and the Lenders) shall be entitled to vary the same. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in such notice.

3

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allergan, Inc., the Eligible Subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax

Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allergan, Inc., the Eligible Subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allergan, Inc., the Eligible Subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of October 28, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allergan, Inc., the Eligible Subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]